UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 Form 8-K

                               CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  July 16, 2003
                                                  _____________



                       COMMERCIAL BANKSHARES, INC.
         ______________________________________________________

         (Exact name of Registrant as specified in its charter)



                FLORIDA                33-67254        65-0050176
  _____________________________________________________________________

    (State or other jurisdiction     (Commission     (IRS Employer)
  of incorporation or organization)   File Number)  Identification No.)




         1550 S.W. 57th Avenue, Miami, Florida            33144
       __________________________________________________________

       (Address of principal executive offices)        (Zip Code)



Registrant's Telephone Number, including area code  (305) 267-1200
                                                    ______________






















Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits
          99.1  Press Release of Commercial Bankshares, Inc., dated July 16,
                2003.



Item 12. Results of Operations and Financial Condition

On July 16, 2003 Commercial Bankshares, Inc., the parent holding company of Commercial Bank of Florida, announced its second quarter 2003 earnings pursuant to a press release, a copy of which is attached as Exhibit 99.1.





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Commercial Bankshares, Inc.
___________________________

       (Registrant)



 /s/ Barbara E. Reed
________________________

Senior Vice President &
Chief Financial Officer


Date:  July 17, 2003
       _____________







Exhibit 99.1  Press Release of Commercial Bankshares, Inc., dated July 16,
              2003.

                       COMMERCIAL BANKSHARES, INC.
                     REPORTS SECOND QUARTER EARNINGS


Miami-based Commercial Bankshares, Inc., (Nasdaq: CBLK), parent of Commercial Bank of Florida, today reported record second quarter 2003 earnings of $2.51 million, an 11% increase over second quarter 2002 earnings of $2.27 million. Diluted earnings per share were $.51 for the second quarter of 2003, as compared to $.48 for the same period in 2002. The second quarter 2003 earnings represent a 1.35% annualized return on average assets and a 16.41% annualized return on average equity.

Results for the six months ended June 30, 2003 showed earnings of $4.97 million, a 16% increase over earnings for the same six month period in 2002 of $4.30 million. Diluted earnings per share were $1.02 for the six months ending June 30, 2003, as compared to $.91 for the same period one year ago. Six month 2003 earnings represent a 1.38% annualized return on average assets and a 16.63% annualized return on average equity.

"The Company has continued to experience strong deposit growth and outstanding earnings", said Joseph W. Armaly, Chairman and Chief Executive Officer. "A solid balance sheet and excellent asset quality have assisted in the Company's consistent performance."

Tax-equivalent net interest income for the second quarter of 2003 increased 6% to $6.90 million, from $6.52 million in the second quarter of 2002. The increase is the result of growth in average earning assets, which have increased 24% to $698 million for the second quarter of 2003 as compared to $562 million for the second quarter of 2002, less a decrease in the net interest margin. The tax-equivalent net interest margin was 3.96% for the quarter ended June 30, 2003, compared to 4.66% for the same period in 2002. The decrease in the net interest margin is due to the continued inflow of new deposits, some of which are temporarily held in low yielding investments.

For the six months ended June 30, 2003, tax-equivalent net interest income increased 6% to $13.4 million from $12.6 million in the same six month period one year ago, and the tax-equivalent net interest margin decreased to 3.96% from 4.62% one year ago.

Total deposits increased 29%, closing the quarter at $631 million, as compared to $489 million one year ago. Total assets increased by 23% to $756 million, from $613 million as of June 30, 2002. Capital remains strong, with leverage capital, tier 1 risk-based capital and tier 2 risk-based capital ratios of 7.52%, 12.67% and 14.04%, respectively, at June 30, 2003.

Net loans closed the quarter at $369 million, a 4% increase from the 2002 second quarter closing balance of $355 million. The allowance for loan losses closed the quarter at $4.8 million, or 1.28% of total loans. There were no non-performing assets as of June 30, 2003.




                       COMMERCIAL BANKSHARES, INC.
                        Selected Financial Data
             (Dollars in thousands except share information)

Financial Highlights:         For the Quarter        For the Six Months
                              Ended June 30,          Ended June 30,
                             _________________      ___________________

                              2003       2002          2003       2002
                              ____       ____          ____       ____

Net income                   $2,511    $2,272       $ 4,972    $ 4,296
Net interest income (1)      $6,897    $6,521       $13,442    $12,628
Earnings per common share:
  Basic                      $  .55    $  .50       $  1.09    $   .95
  Diluted                    $  .51    $  .48       $  1.02    $   .91
Return on average assets       1.35%     1.52%         1.38%      1.47%
Return on average equity      16.41%    17.40%        16.63%     16.77%
Net interest margin (1)        3.96%     4.66%         3.96%      4.62%
Provision for loan losses    $  135    $   75       $   135     $  150
Net charge-offs (recoveries) $    1    $   (1)      $    91     $   60
Weighted average shares:
  Basic                       4,597     4,536         4,584      4,530
  Diluted                     4,912     4,761         4,884      4,736

(1) Calculated on a fully tax-equivalent basis.

                                    6/30/2003         6/30/2002
                                    _________         _________

Selected Balance Sheet Data:
Assets                              $755,685          $612,841
Loans, net                          $368,607          $355,196
Deposits                            $631,079          $488,940
Stockholders' equity                $ 62,795          $ 54,446
Book value per common share         $  13.64          $  11.97
Capital ratios:
   Leverage                             7.52%             8.17%
   Tier 1                              12.67%            12.35%
   Tier 2                              14.04%            13.84%
Shares outstanding                     4,604             4,549

Asset Quality:
Allowance for loan losses           $  4,795          $  4,732
Non-performing assets               $      0          $      0
Allowance/total loans                   1.28%             1.31%
Allowance/non-performing assets          n/a               n/a
Non-performing assets/assets               0%                0%

Quarterly Averages:
   Earning assets                   $697,923          $561,710
   Loans                            $369,097          $353,610
   Deposits                         $622,314          $482,909
   Stockholders' equity             $ 61,346          $ 52,367

Commercial Bankshares, Inc. is the parent company of Commercial Bank of Florida, a $752 million, state-chartered, FDIC-insured commercial bank and a member of the Federal Reserve. The Bank operates 14 branches in Miami-Dade and Broward Counties, Florida. The Company's stock is traded on NASDAQ under the symbol CLBK.

Contact:    Barbara E. Reed, Senior Vice President and CFO
            Commercial Bankshares, Inc. (305) 267-1200.